Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Investor and Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS
First quarter 2008 revenue from continuing operations up 5.5 percent over 2007;
Reports earnings per share (diluted) of $0.57;
Reiterates full-year guidance

NEW YORK, April 22, 2008 – Arbitron Inc. (NYSE: ARB) today announced results for the first quarter ended March 31, 2008.

Net income for the quarter was $16.3 million, or $0.57 per share (diluted), compared with $15.5 million, or $0.52 per share (diluted), for the first quarter of 2007.

Results from Continuing Operations
For the first quarter of 2008, the Company reported revenues of $94.1 million, an increase of 5.5 percent over revenue of $89.1 million during the first quarter of 2007.

Costs and expenses for the first quarter increased by 4.4 percent, from $60.6 million in 2007 to $63.3 million in 2008, due to planned expenditures for the Portable People MeterTM (PPM) ratings panels in New York, Nassau–Suffolk, Middlesex–Somerset–Union, Los Angeles, Riverside–San Bernardino, Chicago, San Francisco, San Jose, Dallas–Ft. Worth and Detroit. In the first quarter of 2008, share-based compensation amounted to $1.6 million, up from $1.3 million in the first quarter of 2007.

Earnings before interest and income tax expense (EBIT) for the quarter were $26.8 million, an increase of 8.3 percent compared with EBIT of $24.7 million for the first quarter of 2007.

Income from continuing operations for the quarter was $16.3 million or $0.58 per share (diluted), compared with $15.5 million, or $0.52 per share (diluted) in the first quarter of 2007.

Results from Discontinued Operations

On January 31, 2008, Arbitron concluded the sale of CSW Research Limited (“Continental”), its UK-based custom research business. As a result, Continental’s financial results have been reclassified as a Discontinued Operation for all periods presented. In the first quarter of 2008, Continental generated a net loss from operations of $495 thousand for the period up through the closing of the transaction and a net gain from the sale of $450 thousand. During the first quarter of 2007, Continental generated a net loss of $31 thousand.

Management comment on first quarter 2008 results
Stephen Morris, chairman, president and chief executive officer of Arbitron, made the following comments regarding the first quarter 2008: “Arbitron made solid progress in the first quarter toward our financial goals for 2008 and continued our ongoing efforts to optimize our capital structure, all as we worked toward further commercialization of the Portable People Meter ratings service.”

“Five months have passed since we announced a pause in the commercialization of the PPM service to address issues raised by our customers, the Media Rating Council and other constituencies. Throughout the first quarter, we worked hard to improve the important measures that our clients have told us are crucial to their confidence in the PPM ratings currency.”

“I am encouraged by the results of our efforts. Arbitron has met or surpassed many of the benchmarks we established with our customers for sample size, sample quality, and in-tab rates. The Persons 18-34 sample among all ethnicities has been strengthened significantly.”

“I am also encouraged by the public expressions of confidence we have been seeing from radio executives about the value of the PPM service for programming and sales.”

“In particular, executives from radio groups serving urban audiences have gone on record during our regular client calls and in the trade press regarding the ratings success they are achieving using our PPM services. While there is work still to be done, I can point to evidence of solid progress on many fronts.”

Company Reiterates Guidance for 2008
For the full year 2008, Arbitron continues to expect revenue to increase between 8 percent and 10 percent compared to last year’s revenue from continuing operations. (For comparability purposes, this guidance excludes Continental’s 2007 revenue.)

Earnings per share from continuing operations (diluted) is still expected to be between $1.30 and $1.44 for the full year 2008 as compared to earnings per share from continuing operations (diluted) of $1.37 in 2007. The earnings per share guidance for 2008 includes the impact of Project Apollo shutdown costs that the Company announced on February 26, 2008.

Earnings conference call: schedule and access
Arbitron will host a conference call today at 10:00 a.m. Eastern Time. The Company invites you to listen to the call by dialing (toll free) 888-868-9083. The conference call can be accessed from outside of the United States by dialing 973-935-8512. To participate, users will need to use the following code: 41432515. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

A replay of the call will be available from 12:00 p.m. on April 22 through 11:59 p.m. on April 29, 2008. To access the replay, please call (toll free) 800-642-1687 in the United States or 706-645-9291 outside of the United States. To access the replay, users will need to enter the following code: 41432515.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either income from continuing operations, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Its executive offices are located in New York City.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied by such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of our Portable People MeterTM service;

•	successfully design, recruit, and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	complete the Media Rating Council audit of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement services;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture, or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations; and

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment.

There are a number of important factors known to Arbitron that could cause actual events or actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the factors discussed or referenced under the heading “ITEM 1A. – RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,			%
	2008	2007	Change	Change
Revenue	$94,065	$89,148	$4,917	5.5%
Costs and expenses
Cost of revenue	35,110	29,824	5,286	17.7%
Selling, general and administrative	18,552	20,145	(1,593)	(7.9%)
Research and development	9,664	10,674	(1,010)	(9.5%)
Total costs and expenses	63,326	60,643	2,683	4.4%
Operating income	30,739	28,505	2,234	7.8%
Equity in net loss of affiliates	(3,945)	(3,756)	(189)	5.0%
Earnings before interest and income taxes (1)	26,794	24,749	2,045	8.3%
Interest income	184	552	(368)	(66.7%)
Interest expense	198	95	103	108.4%
Income from continuing operations before income taxes	26,780	25,206	1,574	6.2%
Income tax expense	10,468	9,680	788	8.1%
Income from continuing operations	16,312	15,526	786	5.1%
Discontinued Operations
Loss from discontinued operations, net of taxes	(495)	(31)	(464)	NM
Gain from sale of discontinued operations, net of taxes	450	—	450	NM
Loss from discontinued operations, net of taxes	(45)	(31)	(14)	45.2%
Net Income	$16,267	$15,495	772	5.0%
Basic weighted average common share
Income from continuing operations	$0.58	$0.52	$0.06	11.5%
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.58	$0.52	$0.06	11.5%
Diluted weighted average common share
Income from continuing operations	$0.58	$0.52	$0.06	11.5%
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.57	$0.52	$0.05	9.6%
Weighted average shares used in calculations
Basic	28,191	29,748	(1,557)	(5.2%)
Diluted	28,312	29,982	(1,670)	(5.6%)
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$30,716	$27,424	$3,292	12.0%
(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below. Certain per share amounts may not total due to rounding.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months Ended March 31, 2008 and 2007
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Income from continuing operations	$16,312	$15,526
Income tax expense	10,468	9,680
Net interest (income) expense	14	(457)
EBIT (2)	$26,794	$24,749
Depreciation and amortization	3,922	2,675
EBITDA (2)	$30,716	$27,424

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals. EBIT is calculated by deducting net interest income from income from continuing operations and adding back income tax expense to income from continuing operations. EBITDA is calculated by deducting net interest income from income from continuing operations and adding back income tax expense, and depreciation and amortization to income from continuing operations. EBIT and EBITDA should not be considered substitutes either for income from continuing operations, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$25,305	$21,141
Trade receivables	32,205	34,171
Property and equipment, net	51,217	50,183
Goodwill, net	38,500	38,500
Other assets	26,132	29,002
Assets held for sale of discontinued operations	—	7,546
Total assets	$173,359	$180,543
Liabilities and Stockholders’ Equity:
Deferred revenue	$58,183	$66,768
Other liabilities	52,171	48,924
Liabilities of discontinued operations	—	4,651
Long term debt (including current portion of $5,000 for 2007)	45,000	12,000
Stockholders’ equity	18,005	48,200
Total liabilities and stockholders’ equity	$173,359	$180,543